Exhibit 99.1

JOINT FILING AGREEMENT

 In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including any amendments thereto) with respect to the securities of GoPro, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13GD.  In evidence thereof, the undersigned hereby execute this agreement this 17th day of February, 2015.

RW CAMERA HOLDINGS LLC

By:	Riverwood Capital L.P., its manager

By:	Riverwood Capital GP Ltd., its general partner

By:	/s/ THOMAS J. SMACH
Name: Thomas J. Smach
Title: Director

MICHAEL E. MARKS

By:	/s/ MICHAEL E. MARKS

[Signature Page to Joint Filing Agreement]